CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement") is dated effective as of the 31st day of July, 1996 by and between DOVER DOWNS ENTERTAINMENT, INC. (the "Borrower") and PNC BANK, DELAWARE (the "Bank").

                                    Recitals:

         R1. The Bank and Dover Downs, Inc. (also referred to herein as the "Original Borrower") entered into a letter/loan agreement dated February
28, 1996 with respect to certain credit facilities as more particularly described in said letter/loan agreement;

         R2. Dover Downs Entertainment, Inc. (formerly known as Dover Downs Investors, Inc.) is a Delaware corporation created and existing as a holding company for one hundred percent of the stock of a group of companies which own and/or operate the facilities and various businesses known as "Dover Downs" located on North duPont Highway in Dover, Delaware;

         R3. The Dover Downs group of operating companies (each of which is a Delaware corporation) consists of Dover Downs, Inc., Dover Downs International Speedway, Inc. and Dover Downs Properties, Inc. (collectively, the "Affiliated Companies");

         R4. The Affiliated Companies have been organized, restructured and/or reorganized as follows: (i) Dover Downs, Inc. is or will be the operating company for the Dover Downs slot machine and harness racing businesses; (ii) Dover Downs International Speedway, Inc. is or will be the operating company for the Dover Downs automobile racing business and, (iii) Dover Downs Properties, Inc. is a real estate holding company which is or will be the record owner of certain real property, fixtures and improvements at which these business operations are conducted.

         R5. Dover Downs Entertainment, Inc. has requested the Bank to (i) permit its substitution as the borrower under two revolving credit facilities provided for in the February 28, 1996 letter/loan agreement with the Original Borrower and, (ii) provide additional credit in the form of a committed, revolving, decreasing and annually renewable line of credit in an initial available amount of $6,000,000;


                                   Agreement:

Now therefore, the Borrower with the intent to be legally bound agrees with the Bank as follows:

A. Agreement to Lend. The Bank will provide the credit facilities described hereinbelow (collectively, the "Credit Facilites"), subject to and governed by this Agreement.

         1. Facility A: Type of Facility and Use of Proceeds. Facility A is a committed, decreasing, revolving line of credit for the Borrower in an initial maximum amount of

$7,000,000.00. The Borrower may request and the Bank will, subject to the terms and conditions of this Agreement, make advances under Facility A from time to time until the applicable Expiration Date, in an amount in the aggregate at any time outstanding not to exceed the available amount as provided in this Section
A.1. The "Expiration Date" for Facility A means June 30, 2000 or such later date as may be designated by the Bank by written notice to the Borrower. Advances will be used for improvements to the Dover Downs' facilities at Dover, Delaware.

         The maximum amount of funding available under Facility A will reduce periodically according to the following schedule:

         Availability - Facility A                     Period
         -------------------------                     ------
         $7,000,000.00                            7/1/96 to 6/30/97
         $5,500,000.00                            7/1/97 to 6/30/98
         $4,000,000.00                            7/1/98 to 6/30/99
         $2,000,000.00                            7/1/99 to 6/30/00
              -0-                                 7/1/00

         2. Facility B: Type of Facility and Use of Proceeds. Facility B is a committed, revolving line of credit under which the Borrower may request and the Bank will, subject to the terms and conditions of this Agreement, make advances from time to time until the applicable Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $2,000,000.00. The "Expiration Date" for Facility B means January 31, 1997 or such later date as may be designated by the Bank by written notice to the Borrower. Advances will be used for general working capital purposes of the Affiliated Companies.

         3. Facility B: Clearing Requirement. The Borrower acknowledges and agrees that prior to the applicable Expiration Date (and annually thereafter if the Expiration Date is extended), Facility B must be repaid in full so that there is no outstanding principal balance for a period of at least 30 consecutive days.

         4. Facility B: Annual Review. The Bank will complete its annual review of Facility B within 45 days of receipt of required financial information from the Borrower. If, within such 45-day period, the Bank has not provided the Borrower with written notice of intention to extend the applicable Expiration Date, Facility B will terminate as of such Expiration Date and any outstanding balance will be due and payable on such Expiration Date.

         5. Facility C: Type of Facility and Use of Proceeds. Facility C is a committed, decreasing, revolving, annually renewable line of credit for the Borrower. Advances will be available for replenishment of cash expended for the acquisition by Dover Downs Properties, Inc. of approximately 196 acres of land from Jefferic Enterprises on or about June 27, 1996.

         The initial maximum amount of Facility C is $6,000,000.00 which shall decrease incrementally as specified below. The Borrower may request and the Bank will, subject to the terms and conditions of this Agreement, make advances under Facility C from time to time until the applicable Expiration Date, in an amount in the aggregate at any time outstanding not to exceed the available amount as provided in this Section A.5. The

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

"Expiration Date" for Facility C means June 30, 1997 or such later date as may be designated by the Bank, in the Bank's sole and absolute discretion, by written notice to the Borrower.

         The maximum amount of funding available under Facility C (subject to annual review and renewal by the Bank) will reduce periodically according to the following schedule:

         Availability - Facility C                    Period
         -------------------------                    ------
         $6,000,000.00                       From date of closing to 6/30/97
         $4,800,000.00                       7/1/97 to 6/30/98
         $3,600,000.00                       7/1/98 to 6/30/99
         $2,400,000.00                       7/1/99 to 6/30/00
         $1,200,000.00                       7/1/00 to 6/30/01
              -0-                            7/1/01

         The Borrower acknowledges and agrees that Facility C shall be subject to annual review by the Bank and that the Bank shall be under no obligation to renew Facility C after the end of any applicable Expiration Date.

         6. Facility D: Type of Facility and Use of Proceeds. Facility D is the Bank's Irrevocable Standby Letter of Credit No. D1011 for the account of Dover Downs, Inc. issued in favor of the State of Delaware, Department of Finance, State Lottery Office as the beneficiary, available by drafts drawn on us at sight, for any sum or sums not to exceed, in the aggregate, $100,000.00 and governed by an application and reimbursement agreement dated December 5, 1995, as the same may be amended from time to time, the terms and conditions of which are incorporated herein by reference. The "Expiration Date" for Facility D means January 31, 1997 or such later date as may be designated by the Bank by written notice to Dover Downs, Inc.. An annual commission of 1.50% of the aggregate amount is payable in quarterly installments.

         7. Interest Rates. Interest on the unpaid balance of advances under the Credit Facilities will be payable as follows:

                  (a) Facility A. (i) On any outstanding balance equal to or less than $1,000,000.00, interest will be charged at a rate per annum which is at all times equal to the sum of the rate of interest publicly announced by the Bank from time to time as its prime rate (the "Prime Rate") minus one percent (1.0%); (ii) On any outstanding balance in excess of $1,000,000.00, interest will be charged at a rate per annum which is at all times equal to the sum of the Prime Rate minus one half of one percent (0.50%).

                  (b) Facility B; Facility C. Amounts outstanding under Facility B and Facility C will bear interest at a rate per annum which is at all times equal to the sum of the Prime Rate minus one half of one percent (0.50%).

                  (c)  Facility D.  As provided in the reimbursement agreement.


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

         8. Repayment; Revolving Facilities. Subject to the terms and conditions of this letter, the Borrower may borrow, repay and reborrow under Facility A, Facility B and Facility C until the applicable Expiration Date for such facility, on which date the outstanding principal balance of such facility and any accrued but unpaid interest thereon shall be due and payable in full. Interest will be due and payable on a monthly basis, and will be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

         9. Notes. The obligation of the Borrower to repay loans under Facility A, Facility B and Facility C shall be evidenced by such amended, replacement or original promissory notes as the Bank may require (the "Notes"), in form and content satisfactory to the Bank.

         10. Depository. The Borrower and the Affiliated Companies will establish and maintain at the Bank their primary depository accounts.

         11. Guarantys. Each of Facility A, Facility B and Facility C will be jointly and severally guaranteed by the Affiliated Companies. In addition, the letter of credit reimbursement obligation of Dover Downs, Inc. under Facility D will be guaranteed by the Borrower and each of the other Affiliated Companies. Each guaranty will be evidenced by a guaranty and suretyship agreement in form and content satisfactory to the Bank.

B. Covenants. Unless compliance is waived in writing by the Bank, or until payment in full and termination of all Credit Facilities:

         1. Financial Reporting. The Borrower will promptly submit to the Bank the following financial information:

                  a. Financial Statements for its fiscal year, within 120 days after fiscal year end, audited and certified without disclaimer or adverse opinion by a certified public accountant who is (i) a member in good standing of the Private Company's Practice Sessions (PCPS) of the AICPA, or (ii) otherwise acceptable to the Bank.

                  b. Financial Statements for each fiscal quarter within 45 days after quarter end, certified as true and correct by the Borrower's chief financial officer.

                  With each delivery of Financial Statements, the Borrower's chief financial officer shall also deliver a certificate as to the Borrower's compliance with the financial covenants for the period then ended and whether any known Event of Default (as defined in the Note) exists to the best of the Borrower's knowledge, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.

                  "Financial Statements" means the consolidated balance sheet and statements of income and cash flows of the Borrower and the Affiliated Companies prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

         The Borrower will also cause each of the Affiliated Companies to concurrently submit their separate annual and quarterly financial statements prepared in accordance with the standards applicable to the Borrower's submissions.

         2. Financial Performance. The Borrower will have and maintain on a consolidated basis with the Affiliated Companies:

                  a. As of the end of each fiscal year, a ratio of total liabilities to Tangible Net Worth of not greater than 2.00 to 1.00, and;

                  b. At all times, a minimum Tangible Net Worth of $10,000,000.00.

                  "Tangible Net Worth" means stockholders' equity less loans or advances to officers, shareholders or other related parties and all items properly classified as intangibles, in accordance with GAAP.

         3.  Negative Covenants.

                  a. The Borrower will not make or permit any change in its equity ownership which results in John Rollins, Rollins family members or existing principal officers (Denis McGlynn, Eugene W. Weaver and Robert M. Comollo) having an equity ownership, in the aggregate, of less than 55%.

                  b. The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:

                  (i) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

                  (ii) making pledges or deposits to secure obligations under workers' compensation laws or similar legislation;

                  (iii) granting liens or security interests in favor of the Bank;

                  (iv) maintaining existing acquisition-related mortgages on its real estate, as disclosed on the Financial Statements of the Borrower and/or the Affiliated Companies dated as of July 31, 1996;

                  (v) granting any security interest, mortgage, encumbrance or other lien (collectively, a "Lien") in or upon any item of real or personal property, or interest therein, hereafter acquired, which Lien is created or assumed contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien in or upon any such property hereafter acquired, existing at the time of such acquisition, or the acquisition of any such property subject to any Lien without the assumption thereof; provided, however, that:

                           a) the indebtedness secured by any such Lien so created, assumed or existing shall not exceed 100% of the lower of the actual cost or fair market value of the property covered thereby;

                           b) each such Lien shall attach only to the property so acquired; and;

                           c) the acquisition to which any such Lien relates shall not result in a default under any provision of any other agreements with the Bank.

                  c. The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except (i) indebtedness incurred to finance the actual cost of acquiring real property used, or to be used, to expand the Borrower's existing operations , (ii) indebtedness to the Bank,
         (iii) open account trade debt incurred in the ordinary course of business and not past due, (iv) other indebtedness disclosed on the Borrower's Financial Statements dated as of July 31, 1996, or (v) additional indebtedness that is made expressly subordinate to the Bank indebtedness.

                  d. The Borrower will not liquidate, merge or consolidate with any person, firm, corporation or other entity.

                  e. The Borrower will not in any fiscal year make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, unless the contract price or actual value given for such property or assets is in the aggregate, on a consolidated basis with the Affiliated Companies $2,000,000.00 or less.

                  f. The Borrower will not in any fiscal year declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity in an amount, or to a value, in excess of the Borrower's net income (determined in accordance with GAAP) for the preceding fiscal year.

                  g. The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business.

         The Borrower further agrees that (i) the Borrower will cause each of the Affiliated Companies to comply with the foregoing negative covenants and,
(ii) a violation of any such covenant by any of the Affiliated Companies will be an event of default under this Agreement.

C. Representations and Warranties. To induce the Bank to provide the Credit Facilities, the Borrower represents and warrants on behalf of itself and each of the Affiliated Companies as follows:

         1. All advances received from the Bank under the Credit Facilities will be used solely by, or for the direct benefit of, the Affiliated Companies.

         2. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Affiliated Companies, none of which could result in a material adverse change in its or their business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower for any action, suit, proceedings or investigation which could result in such a material adverse change. All pending or threatened litigation against the Borrower or any of the Affiliated Companies is listed on the Addendum attached hereto and incorporated by reference (the "Addendum").

         3. The Borrower and each of the Affiliated Companies have filed all returns and reports that are required to be filed in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including unemployment, social security and similar taxes and all of such taxes, have been either paid or adequate reserve or other provision has been made.

         4. The Borrower and each of the Affiliated Companies are in compliance, in all material respects, with all Environmental Laws, including, without limitation, all applicable Environmental Laws in jurisdictions in which each entity owns or operates, or has owned or operated, a facility or site, or holds or has held any interest in real property. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrwer's knowledge, threatened against the Borrower or any of the Affiliated Companies, any real property which such entity holds or has held an interest or any past or present operation of the Borrower or any of the Affiliated Companies. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower's knowledge has occurred, on, under or to any real property in which the Borrower or any of the Affiliated Companies holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, or investigation brought by a governmental authority, and "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

         5. The Borrower and each of the Affiliated Companies maintains and will continue to maintain books and records in accordance with GAAP. The Borrower and each of the Affiliated Companies will give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower and each of the Affiliated Companies will make available to the Bank for examination copies of any reports, statements or returns which they may make to or file with any governmental department, bureau or agency, federal or state.

         6. As of the date of this Agreement, the individuals named in the attached Addendum, having the titles indicated, are the principal managing officers of the Borrower and the Affiliated Companies.

D. Additional Provisions.

         1. The Borrower hereby assumes liability for all of the duties and obligations owed by the Original Borrower under Facility A and Facility B and agrees to execute and deliver such amended or replacement notes as the Bank may require with respect to these credit facilities.

         The Borrower shall also provide the Bank with such consent in writing to this assumption and substitution of loan parties from the Original Borrower as the Bank may reasonably require.

         2. Before the first advance under Facility C, and prior to making of any additional advances under Facilities A and B, the Borrower agrees to sign and deliver to the Bank the Notes, and other required documents and to provide such other instruments and documents as the Bank may reasonably request, such as any prospectus or related information concerning any public stock offering, certificates of good standing for the Borrower and the Affiliated Companies, certified resolutions, incumbency certificates or other evidence of authority.

         Upon execution and delivery of all required documents to the Bank, the Original Borrower will be deemed released as a direct obligor of Facilities A and B.

         3. The Bank will not be obligated to make any advance under the Credit Facilities if any Event of Default (as defined in the Notes or as provided in this Agreement), or event which with the passage of time, provision of notice or both would constitute an Event of Default, shall have occurred and be continuing.

         4. The Borrower represents and warrants that the Borrower (i) is the legal owner of one hundred percent of the outstanding shares of stock of each of the Affiliated Companies and, (ii) will remain the sole stockholder of each of the Affiliated Companies until payment in full and termination of the Credit Facilities.

         5. The Borrower will promptly inform the Bank in writing from time to time of (i) any material change in the nature of its business as carried on as of the date of this

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



Agreement or its senior management, and (ii) any such changes occurring with respect to any of the Affiliated Companies.

         6. If, at any point during any fiscal year, the Borrower and/or any of the Affiliated Companies shall have sold, leased, transferred or otherwise disposed of property or assets having an aggregate book value on a consolidated basis in excess of $1,000,000.00, the Borrower shall promptly notify the Bank in writing of such fact and provide such information concerning the transaction as the Bank may reasonably require.

         7. The Borrower and the Bank acknowledge a duty of good faith and fair dealing in connection with the terms, covenants and conditions of the Credit Facilities as set forth in this Agreement.

         8. Each of the Borrower and the Bank irrevocably waive any and all rights they may have to a trial by jury in any action, proceeding or claim of any nature relating to this agreement, any documents executed in connection with this agreement or any transaction contemplated in any of such documents. Each party acknowledges that the foregoing waiver is knowing and voluntary.


WITNESS the due execution hereof as a document under seal, as of the date first written above.

ATTEST/WITNESS:                     DOVER DOWNS, ENTERTAINMENT, INC.


[signature appears here]            By: /s/ Denis McGlynn                (SEAL)
                                        ---------------------------------
                                        Print Name:
                                        Title:


                                           PNC BANK, DELAWARE


[signature appears here]            By: /s/ Paul Frick                   (SEAL)
                                        ---------------------------------
                                        Print Name:
                                        Title:

                          ADDENDUM TO CREDIT AGREEMENT

Litigation:  Describe pending or threatened litigation, proceedings, etc. below:









Principal Officers - Dover Downs Entertainment, Inc.:

         Name:                                       Title:
         -----                                       ------





Principal Officers - Dover Downs, Inc.:

         Name:                                       Title:
         -----                                       ------






Principal Officers - Dover Downs International Speedway, Inc.:

         Name:                                       Title:
         -----                                       ------





Principal Officers - Dover Downs Properties, Inc.:

         Name:                                       Title:
         -----                                       ------





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